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                                                                    Exhibit 21.1

                             MATERIAL SUBSIDIARIES

     The following is a list of the material subsidiaries of Philip Services
Corp:

     Philip Enterprises Inc., an Ontario corporation.

     Luntz Corporation, a Delaware corporation.

     Taro Aggregates Ltd., an Ontario corporation.

     Philip Environmental (Delaware), Inc., a Delaware corporation.

     Allwaste, Inc., a Delaware corporation.

     Serv-Tech, Inc., a Texas corporation.

     Philip Metals Recovery (USA) Inc., an Arizona corporation.